EXHIBIT 4.10
EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”), dated as of September 10, 2010, is entered into by and among Integrated Environmental Technologies, Ltd., a Nevada corporation (the “Company”), and Gemini Master Fund, Ltd., having an address at c/o Gemini Strategies, LLC, 135 Liverpool Drive, Suite C, Cardiff, CA 92007 (“Gemini” or the “Holder”).

W I T N E S S E T H:

WHEREAS, the Company issued to Gregory and Margaret Butler, WROS,  individuals residing at 2228 Vereen Circle, Little River SC  29566 that certain Convertible Note (“#1”) on or about May 29, 2007 in the original principal amount of $15,000;

WHEREAS, the Company issued to Kyle E. Clough, an individual residing at 10068 Blackbird Place, Highlands Ranch CO  80130 that certain Convertible Note (“#2”) on or about April 13, 2007 in the original principal amount of $25,000;

WHEREAS, the Company issued to Marta Dean, an individual residing at 540 Sandstone Drive, Athens GA  30605-5503 that certain Convertible Note (“#3”) on or about June 1, 2007 in the original principal amount of $7,000 of which $5,000 is outstanding

WHEREAS, the Company issued to Phyliss Fillmore, an individual residing at 1002 Handy Street, North Myrtle Beach SC  29582-3628 that certain Convertible Note (“#4”) on or about June 1, 2007 in the original principal amount of $12,500;

WHEREAS, the Company issued to John P. Manry, an individual residing at 17529 Paradise Cove Court, Cornelius NC 28031 that certain Convertible Note (“#5”) on or about May 30, 2007 in the original principal amount of $25,000;

WHEREAS, the Company issued to Wayne C. Walton, an individual residing at 1981 Bishopwood Boulevard, Harleysville PA  19438 that certain Convertible Note (“#7”) on or about July 28, 2006 in the original principal amount of $25,000;

WHEREAS, the Company issued to Dita D. Wexler, an individual residing at 210 SW Sanna Court, Pullman WA  99163-5252 that certain Convertible Note (“#8”) on or about June 15, 2007 in the original principal amount of $4,000;

WHEREAS, the Company issued to Bruno P. Zalubil, an individual residing at Podbelova 3, Brno 628 00, Czech Republic that certain Convertible Note (“#9”) on or about June 15, 2007 in the original principal amount of $4,000;

WHEREAS, the Company issued to Glenn P. Zalubil, an individual residing at 2100 Bellerive #133, Richland WA  99352 that certain Convertible Note (“#10”) on or about June 15, 2007 in the original principal amount of $4,000;

WHEREAS, the Company issued to Paul Zalubil, an individual with mailing address at Post Office Box 1624/2281 Morency Drive, Richland WA  99352 that certain Convertible Note (“#11”) on or about May 12, 2007 in the original principal amount of $30,000;

WHEREAS, the Company issued to Paul Zalubil, an individual with mailing address at Post Office Box 1624/2281 Morency Drive, Richland WA  99352 that certain Convertible Note (“#12”), on or about June 15, 2007 in the original principal amount of $15,000;

WHEREAS the convertible notes #1-12 are collectively defined as the “Notes” with an original principal amount totaling $164,500, and the following individuals: Gregory and Margaret Butler, Kyle E. Clough, Marta Dean, Phyliss Fillmore, John P. Manry, Wayne C. Walton, Dita D. Wexler, Bruno P. Zalubil, Glenn P. Zalubil, and Paul Zalubil are each individually defined as a “Seller” and collectively as the “Sellers”;

WHEREAS, contemporaneously herewith the Sellers and Gemini are entering into that certain Securities Purchase Agreement pursuant to which Gemini is purchasing; and the Sellers are selling the Notes;

WHEREAS, contemporaneously with such purchase of the Notes by Gemini, and as a condition to such purchase, the Company and Gemini desire to exchange the Notes for a new convertible note in the form of Exhibit A attached hereto (“Exchange Note”), all on the terms set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Exchange of Notes.

a. Issuance of Exchange Notes.  Upon the following terms and conditions, the Company shall issue to the Holder, and the Holder shall acquire from the Company, the Exchange Note dated and issued as of September 10, 2010 in the aggregate original principal amount equal to $167,339 in exchange for the surrender and cancellation of the Notes.  The Company hereby agrees to issue Holder an Exchange Note, with a principal amount equal to the principal amount of such Holder’s current Note(s) purchased from the Sellers pursuant to the Securities Purchase Agreement, plus any accrued but unpaid interest on and through August 31, 2010.  The Exchange Note is being issued in substitution for and not in satisfaction of the Notes, provided, however, the Holder acknowledges and agrees that upon the issuance and acceptance of the original Exchange Notes issued pursuant to this Section, the original Notes will be deemed cancelled and will be promptly surrendered to the Company.

b. Promptly following execution hereof or as soon thereafter as is reasonably possible, the Company shall deliver the Exchange Note to Holder.  The execution and consummation of the Securities Purchase Agreements by the Holder and the Sellers shall be a condition precedent to the consummation of the transactions contemplated hereby, provided that the transactions contemplated hereunder and under the Securities Purchase Agreements shall occur simultaneously.

c. The date upon which the Exchange Note is released to the Holder shall be the “Closing Date”.

2.   Representations and Warranties. The Company hereby makes to the Holder the following representations and warranties:

a.  Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Exchange Note by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement and the Exchange Note have been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b.  No Conflicts.  The execution, delivery and performance of this Agreement and the Exchange Note by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any of its subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or subsidiary debt or otherwise) or other material understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

c. Filings, Consents and Approvals.  The Company is not required to obtain any approval, consent, waiver, authorization or order of, give any notice to, or make any filing, qualification or registration with, any court or other federal, state, local, foreign or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of this Agreement or the Exchange Note.  No further approval or authorization of any stockholder, the Board of Directors or others is required for exchange for and the issuance of sale of the Exchange Note or any shares of Common Stock issuable upon the conversion or exchange of, in payment of interest on, or otherwise pursuant to the Exchange Note (“Underlying Shares”).

d. Issuance and Reservation of Securities.  The Exchange Note and Underlying Shares are duly authorized.  Any Underlying Shares, when issued in accordance with the terms of Exchange Note, will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, freely tradable and without any legends thereon.  The Company has reserved, and shall at all times hereafter reserve, from its duly authorized capital stock for issuance upon conversion pursuant to the Exchange Note, at least such amount of shares of Common Stock as is equal to the amount of Underlying Shares into which the Exchange Note are convertible (without regard to any limitations on ownership or conversion set forth therein.

e. Private Placement.  No registration under the Securities Act is required for the issuance of the Exchange Note or any Underlying Shares in accordance with the terms hereof and thereof.

f. No Inside Information.  Neither the Company nor any Person acting on its behalf has provided any Holder or its counsel with any information that constitutes or might constitute material, non-public information concerning the Company.

g.  Equal Consideration. Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Note.

h.  Survival. All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.

i.  Holding Period for Exchange Notes.  Pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, the holding period of the Exchange Notes (and the underlying shares of Common Stock issuable upon conversion thereof or in payment of interest thereon) shall tack back to the issuance date (the original issue date of the Notes).  The Company agrees not to take a position contrary to this paragraph.  The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue the Exchange Note (and such underlying shares) without restriction and not containing any restrictive legend and without the need for any action by the Holder.  The Company is not subject to Rule 144(i).  The Exchange Note is being issued in substitution and exchange for and not in satisfaction of the Notes.  The Exchange Note shall not constitute a novation or satisfaction and accord of any of the Exchange Notes.

j.  No Event of Default.  Upon consummation of the exchange hereunder, no Event of Default (as defined in the Exchange Notes) shall have occurred and be continuing.

k. Balances.  As of the date hereof, the balance outstanding under the Notes, including principal and interest, are as follows, and no further amounts are due under the Notes:

Note	Principal	Interest	Balance
#1 Note	$15,000	$258.90	$15,258.90
#2 Note	$25,000	$431.51	$25,431.51
#3 Note	$5,000	$86.30	$5.086.30
#4 Note	$12,500	$215.75	$12,715.75
#5 Note	$25,000	$431.51	$25,431.51
#6 Note	$ --	$ --	$ --
#7 Note	$25,000	$431.51	$25,431.51
#8 Note	$4,000	$69.04	$4,069.04
#9 Note	$4,000	$69.04	$4,069.04
#10 Note	$4,000	$69.04	$4,069.04
#11 Note	$30,000	$517.81	$30,517.81
#12 Note	$15,000	$258.90	$15,258.90
Total	$164,500	$2,839.31	$167,339.10

3. Legal Opinion. The Company hereby agrees to cause its legal counsel to issue a legal opinion to the Holder and the Company’s Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to the Holder, including an opinion that all shares issuable upon conversion of the Exchange Note or in payment of interest thereunder may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations and that certificates representing any such shares may be issued without a restrictive legend as required pursuant to Section ? .

4. Transfer Consent and Documentation.  The Company hereby consents to the transfer of the Notes from the Sellers to the Holder as contemplated in the Securities Purchase Agreement, an executed copy of which has been furnished to the Company.  The Company hereby waives any requirement for any legal opinion in connection with such transfer, and represents and warrants that no further consent of or action by any other person or entity is required in connection with such transfer.  The Company further represents, warrants and agrees that, other than the aforementioned delivery of a PDF copy of the fully executed Securities Purchase Agreement, no further documentation or action is necessary or required in order for the Company to effectuate the transfer of the Notes on its books and the issuance of the Exchange Note as contemplated hereunder in exchange for such Notes.  The Company also represents, warrants and agrees that no endorsement of any principal, interest or other payments on any of the Notes is required in connection with the transfers contemplated by the Securities Purchase Agreement.

5. Public Information.  So long as any Holder owns any Exchange Note and/or Underlying Shares, the Company shall timely file (or timely obtain extensions in respect thereof and file within the applicable grace period) all reports and definitive proxy or information statements required to be filed by the Company under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and shall not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations promulgated thereunder would otherwise permit such termination).

6. Conversion Procedures.  The form of Conversion Notice included in the Exchange Note sets forth the totality of the procedures required of a Holder in order to convert any such Exchange Notes.  No additional legal opinion or other information or instructions shall be required of a Holder to convert such Exchange Note.  The Company shall honor all conversions of the Exchange Note and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Exchange Note.

7. Miscellaneous.

a. The Company represents and warrants that the transactions contemplated hereby are not material to the Company and do not constitute material non-public information.  Upon request of the Holder, the Company shall, prior to 8:30 a.m. (EDT) on the trading day following such request, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and attaching this Agreement and all other related agreements thereto, including without limitation the Exchange Note.  The Company shall not at any time furnish any material non-public information to any Holder without such Holder’s prior written consent.

b.  This Agreement may be executed in two or more counterparts and by facsimile signature, delivery of PDF images of executed signature pages by email or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

c. Except for the legal fees and expenses of counsel to Gemini, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay a non-accountable, non-refundable amount equal to $2,500 to Gemini’s counsel as and for documentation of the transactions contemplated hereby, which amount shall be paid by wire transfer on or prior to Closing and be a condition precedent to Closing.  The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Exchange Note.

d.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

e.  This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules.  The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement.  The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the borough of Manhattan, New York.  Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on any party hereto in the manner authorized by applicable law or court rule.

f. The Holder and the Company hereby agree and provide further assurances that they will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

g. The parties acknowledge and agree that the actions and obligations of each Holder hereunder are several and not joint with the actions and obligations of any other Holder and that no Holder shall be responsible in any way for the representations, warranties, agreements, acts or omissions, or the performance or non-performance of the obligations, of any other Holder hereunder.  Any and all rights granted to the Holder hereunder, at law or in equity shall be enforceable by each such Holder independently, and it shall not be necessary (but may be permissible) for any other Holder to be joined as an additional party in any action for such purpose.

h. The parties acknowledge and agree that (i) the Holders are not agents, affiliates or partners of each other, (ii) the Holders are not, under any circumstances, agreeing to act jointly, in concert or as a group with respect to the Notes or Exchange Note or any underlying shares, (iii) nothing contained in any document, and no action taken by any Holder pursuant thereto, constitutes or shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder is in any way acting or agreeing to act jointly, in concert or as a group with respect to the Notes or Exchange Note or any Underlying Shares, any transactions, or any of their actions or obligations under any documents (including without limitation the decision to acquire, dispose of or vote any securities), and (iv) the Company shall not assert any claim inconsistent with the foregoing.

i. The Company acknowledges and agrees, and the Holder represents and agrees, that (i) Holder has independently participated in the negotiation hereof with the advice of its own counsel and advisors, (ii) no other Holder has acted or will be acting as such Holder’s agent in connection with its acquisition, disposition or voting of any securities or monitoring its investment therein, (iii) such Holder’s decision to purchase and exchange the Notes has been made by such Holder independently of any other Holder and independently of any information, materials, statements or opinions regarding the Company which may have been made or given by any other Holder, and (iv) no Holder shall have any liability to any other Holder relating to or arising from any such information, materials, statements or opinions.  The Company represents and acknowledges that (A) for reasons of convenience of the Company only and not because it was required or requested to do so by any Holder, (1) each Holder and its counsel may have communicated and may continue to communicate with the Company through a lead counsel who represents the Holder independently, and (2) the Company has elected to provide the Holder with the same terms hereunder, and (B) such procedures with respect to this Agreement shall in no way create a presumption that the Holder is in any way acting jointly, in concert or as a group with respect to this Agreement or the Exchange Note or the transactions contemplated hereby.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

COMPANY:

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

By: /s/  Bill Prince
Name:   Bill Prince
Title:     President and CEO

HOLDER:

GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES, LLC, as investment manager

By: /s/  Steven Winters
Name:   Steven Winters
Title:     Managing Member